PRESS RELEASE Exhibit 99.2
_________________________________________________________________________________

joanne freiberger, CPA, CTP
VP, TREASURER
jfreiberger@masonite.com
813.739.1808

brian prenoveau, CFA
DIRECTOR, INVESTOR RELATIONS
bprenoveau@masonite.com
813.371.5839

Masonite Announces Retirement of Chief Customer Experience Officer

(Tampa, FL, February 22, 2017) - Masonite International Corporation (NYSE: DOOR) today announced that Larry Repar has decided to retire as Executive Vice President and Chief Customer Experience Officer on or about August 1, 2017 after 22 years of service with Masonite. Larry will continue in his current role until his retirement date and is expected to provide consulting services to Masonite beyond his retirement.

“Larry has been a highly valued member of our Leadership Team, and he will be greatly missed," said Fred Lynch, President and CEO. "His deep knowledge of the door industry and lasting industry relationships have been instrumental to Masonite’s successful turnaround and subsequent growth.”

“It’s been a wonderful 22 years at Masonite,” said Larry Repar. “From creating an industry leader through strategic acquisitions, to helping guide the company through the housing downturn, and most recently building innovative new digital capabilities and talent, it’s been a phenomenal experience working with great customers and the best employees in the industry. I believe Masonite is very well positioned for the future.”

“It’s been an honor and pleasure to work alongside Larry and we wish him the best in his next phase of life,” stated Lynch. “Like all great leaders, Larry has built a very capable team to continue our vision of making the process to select, purchase and install doors easy, fast and simple, and in doing so drive greater demand throughout the industry.“

About Masonite
Masonite International Corporation is a leading global designer and manufacturer of interior and exterior doors for the residential new construction; the residential repair, renovation and remodeling; and the non-residential building construction markets. Since 1925, Masonite has provided its customers with innovative products and superior service at compelling values. Additional information about Masonite can be found at www.masonite.com.

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Forward-looking Statements
This press release contains forward-looking information and other forward-looking statements within the meaning of applicable Canadian and/or U.S. securities laws. When used in this press release, such forward-looking statements may be identified by the use of such words as “may,” “might,” “could,” “will,” “would,” “should,” “expect,” “believes,” “outlook,” “predict,” “forecast,” “objective,” “remain,” “anticipate,” “estimate,” “potential,” “continue,” “plan,” “project,” “targeting,” or the negative of these terms or other similar terminology. Forward-looking statements involve significant known and unknown risks, uncertainties and other factors that may cause the expected events to be materially different from any future expectations expressed or implied by such forward-looking statements. As a result, such forward-looking statements should not be read as guarantees of future events, should not be unduly relied upon, and will not necessarily be accurate indications of whether or not such events will occur.

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